FOR:	International Speedway Corporation

CONTACT:	Wes Harris Senior Director, Corporate and Investor Communications (386) 947-6465
FOR IMMEDIATE RELEASE
INTERNATIONAL SPEEDWAY CORPORATION REPORTS RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR OF FISCAL 2008
     DAYTONA BEACH, Fla. — January 29, 2009 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported results for the fourth quarter and full year ended November 30, 2008.
     “Given the impact the economic environment had on consumers and our corporate partners in 2008, we were pleased with our overall results,” said ISC President Lesa France Kennedy. “NASCAR fans remain the most avid and brand loyal in all of sports, and continue to attend live events in huge numbers. They are attracted to a sport that provides thrilling on-track competition by teams of highly-skilled athletes, which has been a hallmark of NASCAR racing for the last 60 years and will continue into the future. This backdrop will serve us well as we operate in a continued challenging landscape during 2009.”
     Ms. France Kennedy continued, “Clearly we are sensitive to the financial pressures many of our fans are experiencing. To address this, we recently reduced ticket prices on over 150,000 seats, or 15 percent of capacity, for Sprint Cup events across the Company. Additionally, we are working closely with community partners to lower the overall race weekend cost for fans, such as reducing the number of minimum night stays at local hotels. We have seen a strong and favorable response to our efforts, and will continue to look for opportunities to support our fans during these unprecedented times.”
Fourth Quarter Comparison
     Total revenues for the fourth quarter were $205.3 million, compared to revenues of $252.8 million in the prior-year period. Operating income decreased to $64.9 million during the period compared to $92.7 million in the fourth quarter of fiscal 2007.
     In addition to adverse economic conditions affecting consumer and corporate spending, quarter-over-quarter comparability was impacted by:
-more-

ISC REPORTS 2008 RESULTS FOR THE FOURTH QUARTER	PAGE 2
•	The NASCAR Sprint Cup and Nationwide series race weekend at Auto Club Speedway which was conducted in the third quarter of 2008 as compared to the fourth quarter of 2007.

•	Accelerated depreciation of $0.5 million, or $0.01 per diluted share after tax, in the fourth quarter of 2008 for certain office and related buildings in Daytona Beach associated with the Company’s previously announced Daytona Live! project. The 2007 fourth quarter included accelerated depreciation charges of $0.5 million, or $0.01 per diluted share after tax.

•	The fourth quarter of 2007 includes impairment charges of $3.9 million, or $0.05 per diluted share after tax, for costs associated with the fill removal process on the Staten Island property and the impairment of certain other long-lived assets. By comparison, the 2008 fourth quarter includes impairment charges of approximately $323,000 to remove the net book value of certain assets retired from service.

•	The 2007 fourth quarter impairment of Motorsports Authentics’ (“MA”) goodwill and intangible assets as of November 30, 2007. ISC’s 50 percent portion was $34.8 million, or $0.65 per diluted share after tax.

•	A 2007 fourth quarter recognition of a deferred income tax credit of $1.6 million, or $0.03 per diluted share after tax, attributable to a revision to the income-based tax system in the State of Michigan. In accordance with the enacted legislation, the credit was equal to the deferred income tax liability recognized in ISC’s 2007 third quarter results.

•	The 2008 fourth quarter includes a charge to provide for working capital advances of $2.3 million, or $0.03 per diluted share after tax, associated with our joint venture project in Kansas for the development of a gaming and entertainment destination.
     Net income for the fourth quarter of 2008 increased to $33.6 million, or $0.69 per diluted share, compared to net income of $22.5 million, or $0.43 per diluted share, in the prior year’s fourth quarter. Excluding discontinued operations and the aforementioned accelerated deprecation associated with the Daytona Live! project, impairment of long-lived assets and allowances against working capital advances associated with the development of a gaming and entertainment destination, non-GAAP (defined below) net income for the fourth quarter of 2008 was $35.6 million, or $0.73 per diluted share. This is compared to non-GAAP net income for the fourth quarter of 2007 of $57.6 million, or $1.11 per diluted share.
Full Year Comparison
     For the year ended November 30, 2008, total revenues were $787.3 million, compared to $814.2 million in 2007. Operating income for the fiscal year was $235.8 million compared to $241.7 million in the prior year.

ISC REPORTS 2008 RESULTS FOR THE FOURTH QUARTER	PAGE 3
     Year-over-year comparability was impacted by:
•	Accelerated depreciation charges in fiscal 2008 of $2.1 million, or $0.02 per diluted share after tax, associated with the previously discussed Daytona Live! project. Results for the year ended November 30, 2007, included accelerated depreciation charges of $14.7 million, or $0.17 per diluted share after tax.

•	2008 impairment charges of $2.2 million, or $0.03 per diluted share after tax, associated with the previously discussed fill removal costs on Staten Island and net book value of certain assets retired from service. Results for the year ended November 30, 2007, included an impairment charge of $13.1 million, or $0.16 per diluted share after tax related to the Company’s decision to discontinue speedway development efforts in Kitsap County, Washington, and to a lesser extent, estimated costs for fill removal on the Company’s Staten Island property.

•	The aforementioned 2007 fourth quarter impairments combined with the 2007 third quarter write-down by MA of certain inventory and related assets, which was included in ISC’s equity losses totaled to $47.2 million, or $0.88 per diluted share after tax.

•	The recognition of a tax benefit of $3.5 million, or $0.07 per diluted share after tax, associated with certain restructuring initiatives in the third quarter of 2008.

•	A 2008 first quarter non-cash charge of $3.8 million, or $0.08 per diluted share after tax, to correct the carrying value of certain other assets as of November 30, 2007.

•	The aforementioned 2008 fourth quarter costs of $2.3 million, or $0.03 per diluted share after tax, associated with the pursuit of a casino management contract at Wyandotte County, Kansas.
     Net income for the year ended November 30, 2008, was $134.6 million, or $2.71 per diluted share, compared to $86.2 million, or $1.64 per diluted share in 2007. Excluding discontinued operations and the aforementioned accelerated depreciation, impairment of long-lived assets, the recognition of a tax benefit, the correction of certain other assets’ carrying value amounts, and allowances against working capital advances associated with the development of a gaming and entertainment destination, non-GAAP net income for the year ended November 30, 2008, was $139.1 million, or $2.80 per diluted share. This is compared to non-GAAP net income for the 2007 fiscal year end of $150.0 million, or $2.85 per diluted share.
GAAP to Non-GAAP Reconciliation
     The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

ISC REPORTS 2008 RESULTS FOR THE FOURTH QUARTER	PAGE 4
     The 2007 adjustments relate to accelerated depreciation of certain office and related building structures in Daytona Beach; impairment of long-lived assets primarily related to ISC’s decision to discontinue speedway development efforts in Kitsap County, Washington, and, to a lesser extent, fill removal costs related to the Company’s Staten Island property; increased deferred income tax expense related to the change in Michigan state tax laws; and, the impairment of goodwill and intangible assets and write-down of certain inventory and related assets at MA.
     The adjustments for 2008 relate to accelerated depreciation of certain office and related buildings in Daytona Beach; the impairment of long-lived assets associated with the fill removal process of the Staten Island property and the net book value of certain assets retired from service; a tax benefit associated with certain restructuring initiatives; a non-cash charge to correct the carrying value of certain other assets; and, an allowance against working capital advances associated with our joint venture project in Kansas for the development of a gaming and entertainment destination.
     The Company believes such non-GAAP information is useful and meaningful to investors, and is used by investors and ISC to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

		(In Thousands, Except Per Share Amounts)
		(Unaudited)
	Three Months Ended		Twelve Months Ended
	November 30, 2007	November 30, 2008	November 30, 2007	November 30, 2008

Net income	$22,474	$33,621	$86,201	$134,595
Net loss from discontinued operations	34	45	90	163

Income from continuing operations	22,508	33,666	86,291	134,758

Adjustments, net of tax:
Additional depreciation	320	319	9,009	1,278
Impairment of long-lived assets	2,455	198	8,390	1,374
MA impairment and inventory-related write down of equity investment	33,913	—	46,327	—
Tax benefit associated with restructuring initiatives	—	—	—	(3,477)
Michigan income tax	(1,595)	—	—	—
Correction of certain other assets’ carrying value	—	—	—	3,758
Allowance against advances to Kansas joint venture	—	1,409	—	1,409

Non-GAAP net income	$57,601	$35,592	$150,017	$139,100

Per share data:
Diluted earnings per share	$0.43	$0.69	$1.64	$2.71
Net loss from discontinued operations	—	—	—	—

Income from continuing operations	0.43	0.69	1.64	2.71

Adjustments, net of tax:
Additional depreciation	0.01	0.01	0.17	0.02
Impairment of long-lived assets	0.05	—	0.16	0.03
MA impairment and inventory-related write down of equity investment	0.65	—	0.88	—
Tax benefit associated with restructuring initiatives	—	—	—	(0.07)
Michigan income tax	(0.03)	—	—	—
Correction of certain other assets’ carrying value	—	—	—	0.08
Allowance against advances to Kansas joint venture	—	0.03	—	0.03

Non-GAAP diluted earnings per share	$1.11	$0.73	$2.85	$2.80

ISC REPORTS 2008 RESULTS FOR THE FOURTH QUARTER	PAGE 5
Event Weekends
     ISC hosted seven major motorsports event weekends in the fourth quarter, which included six NASCAR Sprint Cup events; four NASCAR Nationwide events; four NASCAR Craftsman Truck events; one IRL IndyCar event; and two ARCA RE/MAX events.
     The 2008 NASCAR season ended on a historic note, with Jimmie Johnson capturing his third consecutive NASCAR Sprint Cup Championship, a feat that hasn’t been accomplished in 30 years.
     In the first quarter, ISC will host four major motorsports event weekends, which includes four NASCAR Sprint Cup events; two NASCAR Nationwide events; two NASCAR Camping World Truck events (previously entitled the NASCAR Craftsman Truck series); one Grand-Am series event; and one ARCA RE/MAX series event.
     Daytona International Speedway opened the 2009 race season with its annual lineup of events known as DIRECTV Speedweeks, which combines the best sports car, stock car and truck racing in the world. DIRECTV Speedweeks’ first event was the 47th running of the Grand-Am Rolex 24 at Daytona. The event ended with the closest margin of victory in the history of the Rolex 24 with the No. 58 Brumos Racing Porsche Riley winning by 0.167 seconds. DIRECTV Speedweeks concludes on February 15, with the 51st running of the Daytona 500, the most prestigious motorsports race in North America.
     ISC was successful in securing significant corporate partnerships during 2008. Most notably, the Company secured a multi-year, multi-million dollar naming rights agreement with the Auto Club of Southern California. In addition, ISC has been successful, in light of the current economy, in bringing new sponsors into the sport, such as ServiceMaster Clean and NextEra Energy Resources. Also, ISC secured title sponsors for all of its major events in 2008 and has agreements in place for almost 80 percent of its 2009 events.
External Growth and Related Initiatives
     MA, the Company’s motorsports-related merchandise 50/50 joint venture with Speedway Motorsports, contributed $1.6 million to equity income for the year. This is a significant turnaround from 2007, when MA posted a non-GAAP operating loss of $19.6 million, and ISC recorded a $9.8 million equity loss to reflect its 50 percent portion.
     As previously announced in September, Kansas Entertainment, LLC (“KE”), ISC’s 50/50 joint venture with The Cordish Company ("Cordish"), was awarded the casino management contract for Wyandotte County, Kansas, by the Kansas Lottery Gaming Facility Review Board. However, on December 5, 2008, KE withdrew its proposed Hard Rock Hotel & Casino at Kansas Speedway application for Lottery Gaming Facility Manager for the Northeast Kansas gaming zone due to the uncertainty in the global financial markets and the expected inability to finance the project at reasonable rates.

ISC REPORTS 2008 RESULTS FOR THE FOURTH QUARTER	PAGE 6
     The State of Kansas has re-opened the bidding process for the casino management contract and KE expects to resubmit a proposal to include a phased approach for the non-gaming amenities. In addition, KE’s proposal will include a commitment to petition NASCAR to realign a second date to Kansas from one of ISC’s existing facilities as well as build a state-of-the-art road course in the infield at Kansas Speedway.
     Daytona Live!, a mixed-use entertainment destination development that ISC is also pursuing in a 50/50 joint venture with Cordish, is moving forward. The eight-story office building that will serve as ISC, NASCAR and Grand-Am’s corporate headquarters is currently under construction with completion expected late in the fourth quarter of 2009. The retail, dining, and entertainment component of Daytona Live is being actively marketed by Cordish. Cobb Theaters has already announced its intention to anchor the complex with a state of the art, 65,000 square foot theater. Cordish is having productive conversations with other potential tenants.
     The Company is also having productive conversations concerning a settlement with the Internal Revenue Service and the sale of its 676 acre parcel on Staten Island and remains hopeful that a transaction will occur in 2009.
Share Repurchase Program
     In the 2008 fourth quarter, ISC purchased approximately 182,000 shares of its Class A Common Stock for $7.5 million. From initiation of the program in December 2006 through November 30, 2008, the Company purchased a total of 4.7 million shares for $208.0 million, leaving $42.0 million in remaining capacity on its $250 million authorization as of November 30, 2008.
     ISC ceased repurchasing shares in September 2008 as a result of the turbulent credit markets and its desire to conserve cash given its $150 million in Senior Notes due this April. Once the Company is able to refinance at an acceptable rate, it expects to resume the repurchase program as it is viewed as a critical component in the Company’s long-term capital allocation strategy designed to build shareholder value.
     Ms. France Kennedy concluded, “Although these are challenging times, we are fortunate to be aligned with a leading sports property that is healthy and supported by tens of millions of passionate fans. The NASCAR Sprint Cup series remains the largest spectator sport in the country and the second most watched on television. This provides an excellent backdrop as we move through the coming year.
     “More importantly, ISC remains a dynamic company uniquely positioned to prosper well into the future as our business model is supported by a solid foundation of contracted revenues. Combined with prudent cost containment measures and a well-planned capital allocation strategy, we expect to continue to generate substantial cash flow that can be reinvested in value-added opportunities, including returning cash to our shareholders.”

ISC REPORTS 2008 RESULTS FOR THE FOURTH QUARTER	PAGE 7
Conference Call Details
     The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, identification number 81320872. A live Webcast will also be available at that time on the Company’s Web site, www.iscmotorsports.com, under the “Investor Relations” section.
     A replay will be available two hours after the end of the call through midnight Thursday, February 5, 2009. To access, dial (800) 642-1687 and enter the code 81320872, or visit the “Investor Relations” section of the Company’s Web site.
     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the Daytona 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
     The Company also owns and operates MRN® Radio, the nation’s largest independent sport radio network; the Daytona 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, and official attraction of NASCAR®; and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company’s Web site at www.iscmotorsports.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
(Tables follow)

ISC REPORTS 2008 RESULTS FOR THE FOURTH QUARTER	PAGE 8
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	November 30, 2007	November 30, 2008	November 30, 2007	November 30, 2008

	(Unaudited)
REVENUES:
Admissions, net	$78,167	$63,863	$253,685	$236,105
Motorsports related	143,016	119,178	465,469	462,835
Food, beverage and merchandise	27,135	19,298	84,163	78,119
Other	4,531	2,911	10,911	10,195

	252,849	205,250	814,228	787,254

EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	49,970	42,798	151,311	154,655
Motorsports related	45,144	41,135	160,387	166,047
Food, beverage and merchandise	14,984	11,958	48,490	48,159
General and administrative	28,855	25,808	118,982	109,439
Depreciation and amortization	17,232	18,293	80,205	70,911
Impairment of long-lived assets	3,926	323	13,110	2,237

	160,111	140,315	572,485	551,448

Operating income	92,738	64,935	241,743	235,806
Interest income and other	1,291	648	4,990	(1,630)
Interest expense	(3,847)	(4,962)	(15,628)	(15,861)
Minority interest	0	194	0	324
Equity in net loss from equity investments	(36,391)	(5,817)	(58,147)	(1,203)

Income from continuing operations before income taxes	53,791	54,998	172,958	217,436
Income taxes	31,283	21,332	86,667	82,678

Income from continuing operations	22,508	33,666	86,291	134,758
Loss from discontinued operations	(34)	(45)	(90)	(163)

Net income	$22,474	$33,621	$86,201	$134,595

Basic earnings per share:
Income from continuing operations	$0.43	$0.69	$1.64	$2.71
Loss from discontinued operations	—	—	—	—

Net income	$0.43	$0.69	$1.64	$2.71

Diluted earnings per share:
Income from continuing operations	$0.43	$0.69	$1.64	$2.71
Loss from discontinued operations	—	—	—	—

Net income	$0.43	$0.69	$1.64	$2.71

Dividends per share	$—	$—	$0.10	$0.12

Basic weighted average shares outstanding	51,853,828	48,560,549	52,557,550	49,589,465

Diluted weighted average shares outstanding	51,959,612	48,670,245	52,669,934	49,688,909

ISC REPORTS 2008 RESULTS FOR THE FOURTH QUARTER	PAGE 9
Consolidated Balance Sheets
(In Thousands)

	November 30, 2007	November 30, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$57,316	$218,920
Short-term investments	39,250	200
Restricted cash	—	2,405
Receivables, less allowance of $1,200 in 2007 and 2008	46,860	47,558
Inventories	4,508	3,763
Deferred income taxes	1,345	1,838
Prepaid expenses and other current assets	10,547	7,194

Total Current Assets	159,826	281,878

Property and Equipment, net	1,303,178	1,331,231
Other Assets:
Long-term restricted cash and investments	—	40,187
Equity investments	76,839	77,613
Intangible assets, net	178,984	178,841
Goodwill	118,791	118,791
Deposits with Internal Revenue Service	117,936	117,936
Other	26,563	34,342

	519,113	567,710

Total Assets	$1,982,117	$2,180,819

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,538	$153,002
Accounts payable	37,508	26,393
Deferred income	128,631	103,549
Income taxes payable	22,179	8,659
Other current liabilities	21,447	18,035

Total Current Liabilities	212,303	309,638

Long-Term Debt	375,009	422,045
Deferred Income Taxes	214,109	104,172
Long-Term Tax Liabilities	—	161,834
Long-Term Deferred Income	15,531	13,646
Other Long-Term Liabilities	6,077	28,125
Commitments and Contingencies	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 30,010,422 and 27,397,924 issued and outstanding in 2007 and 2008, respectively	300	274
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 21,593,025 and 21,150,471 issued and outstanding in 2007 and 2008, respectively	216	211
Additional paid-in capital	621,528	497,277
Retained earnings	537,044	665,405
Accumulated other comprehensive loss	—	(21,808)

Total Shareholders’ Equity	1,159,088	1,141,359

Total Liabilities and Shareholders’ Equity	$1,982,117	$2,180,819

ISC REPORTS 2008 RESULTS FOR THE FOURTH QUARTER	PAGE 10
Consolidated Statements of Cash Flows
(In Thousands)

	Twelve Months Ended
	November 30, 2007	November 30, 2008

OPERATING ACTIVITIES
Net income	$86,201	$134,595
Adjustments to reconcile net income to net cash provided by
Operating activities:
Depreciation and amortization	80,205	70,911
Minority interest	—	(324)
Stock-based compensation	4,046	3,282
Amortization of financing costs	517	517
Deferred income taxes	23,374	30,753
Loss from equity investments	58,147	1,203
Impairment of long-lived assets	8,170	784
Excess tax benefits relating to stock-based compensation	(170)	—
Other, net	154	3,921
Changes in operating assets and liabilities:
Receivables, net	7,525	(698)
Inventories, prepaid expenses and other assets	(2,142)	4,117
Deposits with Internal Revenue Service	(7,123)	—
Accounts payable and other liabilities	5,045	(8,233)
Deferred income	(5,712)	(26,967)
Income taxes	(121)	7,030

Net cash provided by operating activities	258,116	220,891

INVESTING ACTIVITIES
Capital expenditures	(96,060)	(107,036)
Acquisition of business, net of cash acquired	(87,111)	—
Proceeds from affiliate	67	4,700
Advance to affiliate	(200)	(18,450)
Increase in restricted cash	—	(42,592)
Proceeds from short-term investments	105,320	41,700
Purchases of short-term investments	(66,570)	(2,650)
Purchases of equity investments	—	(81)
Other, net	264	700

Net cash used in investing activities	(144,290)	(123,709)

FINANCING ACTIVITIES
Proceeds under credit facility	65,000	170,000
Payments under credit facility	(65,000)	(20,000)
Proceeds of long-term debt	—	51,300
Payment of long-term debt	(29,910)	(3,505)
Exercise of Class A common stock options	357	—
Cash dividends paid	(5,292)	(5,960)
Excess tax benefits relating to stock-based compensation	170	—
Reacquisition of previously issued common stock	(81,516)	(127,413)

Net cash (used in) provided by financing activities	(116,191)	64,422

Net (decrease) increase in cash and cash equivalents	(2,365)	161,604
Cash and cash equivalents at beginning of period	59,681	57,316

Cash and cash equivalents at end of period	$57,316	$218,920

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